Exhibit 99.1

Burlington Stores, Inc. Reports Second Quarter 2022 Earnings

All Second Quarter 2022 comparisons are made versus the Second Quarter 2021

o
On a GAAP basis, total sales decreased 10% on top of a 34% increase in Q2 2021
o
Net income was $12 million, and diluted EPS was $0.18
o
Comparable store sales decreased 17%  on top of 19% growth in Q2 2021

o
On a non-GAAP basis, Adjusted EBIT was $43 million
o
On a non-GAAP basis, Adjusted EPS was $0.35 versus guidance of $0.18 to $0.31

BURLINGTON, New Jersey; August 25, 2022 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the second quarter ended July 30, 2022.

Michael O’Sullivan, CEO, stated, “Our 17% comp sales decline for the quarter came in below our guidance of down 15% to down 13%. There were two major external factors that contributed to this weak trend – firstly, lower-to-moderate income shoppers continue to face tremendous economic pressure driven by the higher cost of living, and secondly, a massive overhang of inventory across the retail industry has driven a huge surge in promotional activity at other retailers.”

Mr. O’Sullivan continued, “We managed liquidity, inventory levels, and expenses tightly during the quarter and this meant that despite the external headwinds and the weak sales trend we were able to achieve earnings that were ahead of our guidance range. That said, we believe that the external factors – economic pressure on lower-to-moderate income shoppers, and very high levels of promotional activity – will continue well into the second half of the year. Accordingly, we are taking down our full year sales and earnings outlook.”

Mr. O’Sullivan concluded, “Although we believe that the current macro-headwinds will continue into the back-half of the year, we recognize that they are temporary. As we look further out, into 2023, we expect a recovery in sales and margins as inflation moderates, spending by low-income customers picks up, external promotional activity normalizes, other shoppers trade down to off-price looking for value, and expense pressures ease.”

Fiscal 2022 Second Quarter Operating Results (for the 13-week period ended July 30, 2022 compared with the 13-week period ended July 31, 2021)

•
Total sales decreased 10% compared to the second quarter of Fiscal 2021 to $1,984 million, while comparable store sales decreased 17% compared to the second quarter of Fiscal 2021. In the second quarter of Fiscal 2021, total sales increased 34% and comparable store sales increased 19%.

•
Gross margin rate as a percentage of net sales was 38.9% vs. 42.2% for the second quarter of Fiscal 2021, a decrease of 320 basis points. Freight expense increased 110 basis points as a percentage of net sales and merchandise margins decreased 210 basis points.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $157 million vs. $146 million in the second quarter of Fiscal 2021. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was 34.6% as a percentage of net sales vs. 31.7% in the second quarter of Fiscal 2021. Adjusted SG&A, as defined below, was 26.1% as a percentage of net sales vs. 24.9% in the second quarter of Fiscal 2021, an increase of 120 basis points.
•
Other income and other revenue was $17 million, compared to $9 million in the second quarter of Fiscal 2021.
•
The effective tax rate was 25.0% vs. 17.1% in the second quarter of Fiscal 2021. The Adjusted Effective Tax Rate was 25.1% vs. 19.6% in the second quarter of Fiscal 2021.
•
Net income was $12 million, or $0.18 per share vs. $103 million, or $1.50 per share for the second quarter of Fiscal 2021. Adjusted Net Income was $23 million, or $0.35 per share vs. $133 million, or $1.94 per share for the second quarter of Fiscal 2021.
•
Diluted weighted average shares outstanding amounted to 66.0 million during the quarter compared with 68.4 million during the second quarter of Fiscal 2021.
•
Adjusted EBITDA was $111 million vs. $246 million in the second quarter of Fiscal 2021, a decrease of 550 basis points as a percentage of sales. Adjusted EBIT was $43 million, a decrease of 610 basis points as a percentage of sales.

First Six Months Fiscal 2022 Results

•
Total sales decreased 11% compared to the first six months of Fiscal 2021. Net income decreased 90% compared to the same period in Fiscal 2021 to $28 million, or $0.42 per share vs. $4.01 per share in the prior period. Adjusted EBIT decreased 76%, or $319 million compared to the first six months of Fiscal 2021, to $102 million, a decrease of 700 basis points as a percentage of sales. Adjusted Net Income of $59 million decreased 81% vs. the prior period, while Adjusted EPS was $0.89 vs $4.53 in the prior year period, a decrease of 80%.

Inventory

•
Merchandise inventories were $1,267 million vs. $828 million at the end of the second quarter of Fiscal 2021, a 53% increase, while comparable store inventories decreased 5%. Reserve inventory was 52% of total inventory at the end of the second quarter of Fiscal 2022 compared to 31% at the end of the second quarter of Fiscal 2021. Reserve inventory is largely composed of merchandise that is purchased opportunistically and that will be sent to stores in future months or next season.

Liquidity and Debt

•
The Company ended the second quarter of Fiscal 2022 with $1,298 million in liquidity, comprised of $455 million in unrestricted cash and $843 million in availability on its ABL facility. The Company ended the second quarter with $1,487 million in outstanding total debt, including $946 million on its Term Loan facility, $508 million in Convertible Notes, and no borrowings on the ABL facility.

•
During the second quarter of Fiscal 2022, the Company increased the size of its ABL facility from $650 million to $900 million, while maintaining the facility’s maturity in December 2026.

Common Stock Repurchases

•
During the second quarter of Fiscal 2022 the Company repurchased 598,278 shares of its common stock under its share repurchase program for $101 million. As of the end of the second quarter of Fiscal 2022, the Company had $450 million remaining on its current share repurchase program authorization.

Outlook*

For the full Fiscal Year 2022 (the 52-weeks ending January 28, 2023), the Company now expects:

•
Comparable store sales to decrease in the range of down 15% to down 13% for Fiscal 2022, on top of the 15% increase during Fiscal 2021; this translates to a 3-year geometric comparable store sales stack of down 3% to down 1% versus Fiscal 2019.
•
Capital expenditures, net of landlord allowances, to be approximately $640 million;
•
To open 90 net new stores in Fiscal 2022;
•
Depreciation and amortization, exclusive of favorable lease costs, to be approximately $280 million;
•
Adjusted EBIT margin to be down 410 basis points to 360 basis points to last year;
•
Net interest expense to be approximately $61 million;
•
An effective tax rate of approximately 25%; and
•
Adjusted EPS to be in the range of $3.70 to $4.30, as compared to $6.00 on a GAAP basis and $8.41 on a non-GAAP basis last year.

For the third quarter of Fiscal 2022 (the 13 weeks ending October 29, 2022), the Company expects:

•
Comparable store sales to decrease 18% to 15%; this translates to a 3-year geometric comparable store sales stack of down 4% to down 1%;
•
Adjusted EBIT margin to be down 360 to 260 basis points to last year;
•
An effective tax rate of approximately 25%; and
•
Adjusted EPS in the range of $0.36 to $0.66, as compared to $0.20 on a GAAP basis and $1.36 on a non-GAAP basis last year.

*Three year geometric comparable store sales stack is defined as a stacked comparable sales growth rate that accounts for the compounding of comparable store sales from Fiscal 2019 to Fiscal 2022. It is calculated for each Fiscal 2022 quarter and full year Fiscal 2022 as follows: (1 + QTD 2021 comparable store sales growth) * (1 + QTD 2022 comparable store sales growth) - 1, and (1 + FY 2021 comparable store sales growth) * (1 + FY 2022 comparable store sales growth) - 1.  Comparisons for Fiscal 2021 periods are made versus the same periods in Fiscal 2019.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist investors and management in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.  These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Second Quarter 2022 Conference Call

A live webcast of the conference call will also be available on the investor relations page of the company's website at www.burlingtoninvestors.com.

For those unable to participate in the conference call, a replay will be available after the conclusion of the call on August 25, 2022 beginning at 11:30 a.m. ET through September 1, 2022 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-800-770-2030 and the international replay dial-in number is 1-609-800-9909. The replay passcode is 8700337.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2021 net sales of $9.3 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 877 stores as of the end of the second quarter of Fiscal 2022, in 46 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our expected sales trend, our liquidity position, inventory plans, and the economic environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements, except as required by law, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including the impact of the COVID-19 pandemic and actions taken to slow its spread and the related impacts on  economic activity, financial markets, labor markets and the global supply chain; general economic conditions, including inflation, and the related impact on consumer confidence and spending; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; weather patterns, including  changes in year-over-year temperatures; the reduction in traffic to, or the closing of, the other destination retailers in the shopping areas where our stores are located; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability, selection and purchasing of attractive merchandise on favorable terms; the availability of desirable store locations on suitable terms; industry trends, including changes in buying, inventory and other business practices; terrorist attacks, particularly attacks on or within markets in which we operate; our ability to attract, train and retain quality employees and temporary personnel in appropriate numbers; our ability to control costs and expenses; the solvency of parties with whom we do business and their willingness to perform their obligations to us; import risks, including tax and trade policies, tariffs and government regulations; our dependence on vendors for our merchandise; domestic and international events affecting the delivery of merchandise to our stores; unforeseen cyber-related problems or attacks; regulatory and tax changes; issues with merchandise safety and shrinkage;  any unforeseen material loss or casualty or the existence of adverse litigation; the impact of current and future laws and the interpretation of such laws; our substantial level of indebtedness and related debt-service obligations;  consequences of the failure to comply with covenants in our debt agreements; the availability of adequate financing; and each of the factors that may be described from time to time in our filings with the U.S. Securities and Exchange Commission. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
REVENUES:
Net sales	$1,983,889	$2,212,812	$3,909,532	$4,403,479
Other revenue	4,052	3,099	8,101	5,728
Total revenue	1,987,941	2,215,911	3,917,633	4,409,207
COSTS AND EXPENSES:
Cost of sales	1,211,268	1,279,685	2,348,214	2,521,873
Selling, general and administrative expenses	685,504	702,291	1,365,831	1,367,119
Costs related to debt issuances and amendments	—	3,331	—	3,331
Depreciation and amortization	67,970	62,814	134,274	118,424
Impairment charges - long-lived assets	4,415	970	6,958	1,747
Other income - net	(12,608)	(5,841)	(16,005)	(7,214)
Loss on extinguishment of debt	—	31,395	14,657	31,395
Interest expense	15,435	17,502	30,041	37,101
Total costs and expenses	1,971,984	2,092,147	3,883,970	4,073,776
Income before income tax expense	15,957	123,764	33,663	335,431
Income tax expense	3,991	21,210	5,524	61,847
Net income	$11,966	$102,554	$28,139	$273,584

Diluted net income per common share	$0.18	$1.50	$0.42	$4.01

Weighted average common shares - diluted	65,962	68,448	66,304	68,240

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	July 30,	January 29,	July 31,
	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$454,985	$1,091,091	$1,344,318
Restricted cash and cash equivalents	6,582	6,582	6,582
Accounts receivable—net	70,858	54,089	78,761
Merchandise inventories	1,266,696	1,021,009	828,152
Assets held for disposal	1,933	4,358	2,500
Prepaid and other current assets	135,049	370,515	403,602
Total current assets	1,936,103	2,547,644	2,663,915
Property and equipment—net	1,609,302	1,552,237	1,467,399
Operating lease assets	2,831,932	2,638,473	2,506,985
Goodwill and intangible assets—net	285,064	285,064	285,064
Deferred tax assets	3,689	3,959	4,197
Other assets	67,271	62,136	64,941
Total assets	$6,733,361	$7,089,513	$6,992,501

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$800,742	$1,080,802	$979,973
Current operating lease liabilities	375,294	358,793	326,282
Other current liabilities	418,427	493,695	483,134
Current maturities of long term debt	14,587	14,357	14,095
Total current liabilities	1,609,050	1,947,647	1,803,484
Long term debt	1,472,197	1,541,102	1,774,312
Long term operating lease liabilities	2,724,053	2,539,420	2,429,315
Other liabilities	69,563	80,904	105,737
Deferred tax liabilities	224,621	220,023	203,958
Stockholders' equity	633,877	760,417	675,695
Total liabilities and stockholders' equity	$6,733,361	$7,089,513	$6,992,501

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Six Months Ended
	July 30,	July 31,
	2022	2021
OPERATING ACTIVITIES
Net income	$28,139	$273,584
Adjustments to reconcile net income to net cash (used in) provided by operating activities
Depreciation and amortization	134,274	118,424
Deferred income taxes	(1,804)	42,434
Loss on extinguishment of debt	14,657	31,395
Non-cash stock compensation expense	33,878	36,059
Non-cash lease expense	(343)	(6,968)
Cash received from landlord allowances	9,116	19,995
Changes in assets and liabilities:
Accounts receivable	(16,908)	(15,631)
Merchandise inventories	(245,687)	(87,364)
Accounts payable	(283,861)	116,346
Other current assets and liabilities	164,063	(115,324)
Long term assets and liabilities	(287)	1,087
Other operating activities	11,901	12,833
Net cash (used in) provided by operating activities	(152,862)	426,870
INVESTING ACTIVITIES
Cash paid for property and equipment	(208,776)	(147,187)
Lease acquisition costs	(943)	(436)
Proceeds from sale of property and equipment and assets held for sale	23,324	5,988
Net cash (used in) investing activities	(186,395)	(141,635)
FINANCING ACTIVITIES
Proceeds from long term debt—Term B-6 Loans	—	956,608
Principal payments on long term debt—Term B-5 Loans	—	(961,415)
Principal payment on long term debt—Convertible Notes	(78,236)	—
Principal payments on long term debt—Secured Notes	—	(323,866)
Purchase of treasury shares	(212,721)	(13,261)
Other financing activities	(5,892)	20,741
Net cash (used in) financing activities	(296,849)	(321,193)
(Decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(636,106)	(35,958)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,097,673	1,386,858
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$461,567	$1,350,900

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) costs related to debt issuances and amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; (v) amounts related to certain litigation matters; and (vi) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) costs related to debt issuances and amendments; (iv) loss on extinguishment of debt; (v) income tax expense; (vi) depreciation and amortization; (vii) impairment charges; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) costs related to debt issuances and amendments; (iv) loss on extinguishment of debt; (v) income tax expense; (vi) impairment charges; (vii) net favorable lease costs; (viii) amounts related to certain litigation matters; and (ix) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs and amounts related to certain litigation matters.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (e) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist investors and management in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
Reconciliation of net income to Adjusted Net Income:
Net income	$11,966	$102,554	$28,139	$273,584
Net favorable lease costs (a)	4,769	6,002	9,471	11,913
Costs related to debt issuances and amendments (b)	—	3,331	—	3,331
Loss on extinguishment of debt (c)	—	31,395	14,657	31,395
Impairment charges	4,415	970	6,958	1,747
Litigation matters (d)	5,500	—	10,500	—
Tax effect (e)	(3,702)	(11,175)	(10,719)	(12,946)
Adjusted Net Income	$22,948	$133,077	$59,006	$309,024
Diluted weighted average shares outstanding (f)	65,962	68,448	66,304	68,240
Adjusted Earnings per Share	$0.35	$1.94	$0.89	$4.53

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
Reconciliation of net income to Adjusted EBITDA:
Net income	$11,966	$102,554	$28,139	$273,584
Interest expense	15,435	17,502	30,041	37,101
Interest income	(3,463)	(46)	(3,582)	(120)
Loss on extinguishment of debt (c)	—	31,395	14,657	31,395
Costs related to debt issuances and amendments (b)	—	3,331	—	3,331
Litigation matters (d)	5,500	—	10,500	—
Depreciation and amortization (g)	72,739	68,816	143,745	130,337
Impairment charges	4,415	970	6,958	1,747
Income tax expense	3,991	21,210	5,524	61,847
Adjusted EBITDA	$110,583	$245,732	$235,982	$539,222

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
Reconciliation of net income to Adjusted EBIT:
Net income	$11,966	$102,554	$28,139	$273,584
Interest expense	15,435	17,502	30,041	37,101
Interest income	(3,463)	(46)	(3,582)	(120)
Loss on extinguishment of debt (c)	—	31,395	14,657	31,395
Costs related to debt issuances and amendments (b)	—	3,331	—	3,331
Net favorable lease costs (a)	4,769	6,002	9,471	11,913
Impairment charges	4,415	970	6,958	1,747
Litigation matters (d)	5,500	—	10,500	—
Income tax expense	3,991	21,210	5,524	61,847
Adjusted EBIT	$42,613	$182,918	$101,708	$420,798

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
Reconciliation of SG&A to Adjusted SG&A:	2022	2021	2022	2021
SG&A	$685,504	702,291	$1,365,831	$1,367,119
Net favorable lease costs (a)	(4,769)	(6,002)	(9,471)	(11,913)
Product sourcing costs	(157,166)	(145,895)	(313,970)	(286,392)
Litigation matters (d)	(5,500)	—	(10,500)	—
Adjusted SG&A	$518,069	$550,394	$1,031,890	$1,068,814

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2022	2021	2022	2021
Effective tax rate on a GAAP basis	25.0%	17.1%	16.4%	18.4%
Adjustments to arrive at Adjusted Effective Tax Rate	0.1	2.5	5.2	1.1
Adjusted Effective Tax Rate	25.1%	19.6%	21.6%	19.5%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended	Twelve Months Ended
	October 30, 2021	January 29, 2022
Reconciliation of net income to Adjusted Net Income:
Net income	$13,619	$408,839
Net favorable lease costs (a)	5,275	21,914
Costs related to debt amendments (b)	89	3,419
Loss on extinguishment of debt (c)	86,362	156,020
Impairment charges	1,488	7,748
Tax effect (e)	(13,891)	(24,741)
Adjusted Net Income	92,942	573,199
Diluted weighted average shares outstanding (f)	68,205	68,126
Adjusted Earnings per Share	$1.36	$8.41

(a) Net favorable lease costs represents the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation (the Merger Transaction). These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income.

(b) Represents certain costs incurred to execute refinancing the Term Loan Facility.

(c) Fiscal 2022 amounts relate to the partial repurchases of the Convertible Notes. Fiscal 2021 amounts relate to the redemption of the Secured Notes, as well as the refinancing of the Term Loan Facility.

(d) Represents amounts charged for certain litigation matters.

(e) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (d).

(f) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(g) Includes $4.8 million and $9.5 million of favorable lease cost included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income for the three and six months ended July 30, 2022 and $6.0 million and $11.9 million for the three and six months ended July 31, 2021, respectively. Net favorable lease cost represents the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of the Merger Transaction.